                                                              Exhibit 99.2(g)(1)


                         INVESTMENT MANAGEMENT AGREEMENT




      AGREEMENT, made as of January 22, 2001 between SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND, a Delaware business trust (herein referred to as the "Fund"), and SCUDDER WEISEL CAPITAL LLC, a Delaware limited liability company (herein referred to as "Scudder Weisel").


      WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

      WHEREAS, Scudder Weisel is registered with the Securities and Exchange Commission ("SEC") as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the fund is authorized to issue shares of beneficial interest in separate classes; and

      WHEREAS, the Fund desires to retain Scudder Weisel so that it will render investment advisory services to the Fund in the manner and on the terms hereinafter set forth; and

      WHEREAS, Scudder Weisel is willing to render such services and/or engage others to render such services to the Fund.

      WITNESSETH:

      That in consideration of the mutual covenants herein contained, it is agreed by the parties as follows:

      1. The Fund hereby appoints Scudder Weisel to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Scudder Weisel accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

      2. Scudder Weisel hereby undertakes and agrees, upon the terms and conditions herein set forth, either directly or indirectly through Investment Advisers (as that term is defined in paragraph 8 below): (i) to make investment decisions for the Fund, to prepare and make available to the Fund research and statistical data in connection therewith and to supervise the acquisition and disposition of securities by the Fund, including the selection of brokers or dealers to carry out the transactions, all in accordance with the Fund's investment objective and policies and in accordance with guidelines and directions from the Fund's Board of Trustees; (ii) to assist the Fund as it may reasonably request in the conduct of the Fund's business, subject to the direction and control of the Fund's Board of Trustees; (iii) to maintain or cause to be maintained for the Fund all books, records, reports and any other information required under the 1940 Act, to the extent that such books, records and reports and other information are not maintained or furnished by the custodian, transfer agent, administrative services agent or other agent of the Fund; (iv) to furnish at Scudder Weisel's expense for the use of the Fund such office space and facilities as the Fund may require for its reasonable needs in the city of San Francisco in the State of California and to furnish at Scudder Weisel's expense clerical services in the United States related to research, statistical and investment work; (v) to render to the Fund administrative services such as preparing reports to and meeting materials for the Fund's Board of Trustees and reports and notices to shareholders, preparing and making filings with the SEC and other regulatory and self-regulatory organizations, including preliminary and definitive proxy materials and post-effective amendments to the Fund's registration statement on Form N-2 under the Securities Act of 1933, as amended ("Registration Statement"), and the 1940 Act, as amended from time to time, providing assistance in certain accounting and tax matters and investor and public relations, monitoring the valuation of portfolio securities, assisting in the calculation of net asset value of the Fund and the net asset value per share of beneficial interest of the Fund, assisting in the calculation and payment of distributions to shareholders, and overseeing arrangements with the Fund's custodian, including the maintenance of books and records of the Fund, to the extent that such services are not provided by the custodian, transfer agent, administrative services agent or other agent of the Fund; and (vi) to pay the reasonable salaries, fees and expenses of such of the Fund's officers and employees (including the Fund's shares of payroll taxes) and any fees and expenses of such of the Fund's trustees as are directors, officers or employees of Scudder Weisel; provided, however, that the Fund, and not Scudder Weisel, shall bear travel expenses (or an appropriate portion thereof) of trustees and officers of the Fund who are directors, officers or employees of Scudder Weisel to the extent that such expenses relate to attendance at meetings of the Fund's Board of Trustees or any committees thereof or advisers thereto. Scudder Weisel shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Fund other than those specifically allocated to Scudder Weisel in this paragraph 1.

                In particular, but without limiting the generality of the foregoing, Scudder Weisel shall not be responsible, except to the extent of the reasonable compensation of such of the Fund's employees as are directors, officers or employees of Scudder Weisel whose services may be involved, for the following expenses of the Fund: organizational and offering expenses of the Fund; fees payable to Scudder Weisel and to any consultants, including an advisory board, if applicable; legal expenses; auditing and accounting expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees fees; dues and expenses incurred by the Fund or with respect to the Fund in connection with membership in investment company trade organizations; costs of insurance relating to fidelity coverage for the Fund's officers and employees; fees and expenses of the Fund's administrator and any custodian, subcustodian, transfer agent and registrar or dividend disbursing agent or any other agent of the Fund; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering, distribution, sale or underwriting of shares issued by the Fund; expenses of registering or qualifying shares of the Fund for sale; expenses relating to investor and public relations; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Fund or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of preparing and distributing prospectuses, statements of additional information, reports, notices and dividends to shareholders; costs of stationery; costs of shareholders' and other meetings; litigation expenses; or expenses relating to the Fund's dividend reinvestment and cash purchase plan (except for brokerage expenses paid by participants in such plan).

      3. As licensee of the rights to use and sublicense the use of the names "Scudder" and "Thomas Weisel" trademarks and any derivatives thereof or logo associated with those names (together, the "Scudder Weisel Marks"), Scudder Weisel hereby grants the Fund a non-exclusive right and sublicense to use (i) the "Scudder Weisel Capital" name and mark as part of the Fund's name (the "Fund Name"), and (ii) Scudder Weisel Marks in connection with the Fund's investment products and services, in each case only for so long as this Agreement, any other investment management agreement between the Fund and Scudder Weisel (or any organization which shall have succeeded to Scudder Weisel's business as investment manager ("Scudder Weisel's Successor")), or any extension, renewal or amendment hereof or thereof remains in effect, and only for so long as Scudder Weisel is a licensee of the Scudder Weisel Marks, provided, however, that Scudder Weisel agrees to use its best efforts to maintain its license to use and sublicense the Scudder Weisel Marks. The Fund agrees that it shall have no right to sublicense or assign rights to use the Scudder Weisel Marks, shall acquire no interest in the Scudder Weisel Marks other than the rights granted herein and that the Fund shall not challenge the validity of the Scudder Weisel Marks or the ownership thereof. The Fund further agrees that all services and products it offers in connection with the Scudder Weisel Marks shall meet commercially reasonable standards of quality, as may be determined by Scudder Weisel from time to time. At Scudder Weisel's reasonable request, the Fund shall cooperate with Scudder Weisel and shall execute and deliver any and all documents necessary to maintain and protect (including but not limited to in connection with any trademark infringement action) the Scudder Weisel Marks and/or enter the Fund as a registered user thereof. At such time as this Agreement or any other investment management agreement shall no longer be in effect between Scudder Weisel (or Scudder Weisel's Successor) and the Fund, or Scudder Weisel no longer is a licensee of the Scudder Weisel Marks, the Fund shall (to the extent that, and as soon as, it lawfully can) cease to use the Fund Name or any other name indicating that it is advised by, managed by or otherwise connected with Scudder Weisel (or Scudder Weisel's Successor). In no event shall the Fund use the Scudder Weisel Marks or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name "Scudder" or "Weisel") if this Agreement or any other investment management agreement between Scudder Weisel (or Scudder Weisel's Successor) and the Fund is terminated.

      4. In performing its duties hereunder, Scudder Weisel, either directly or indirectly through Investment Advisers selected by Scudder Weisel: (i) shall conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund's Board of Trustees, and with the provisions of the Fund's Registration Statement; and (ii) shall use reasonable efforts to manage the Fund so that it qualifies as a regulated investment company under Subchapter M of the Internal Revenue Code.

      5.    (a)   As compensation for the services performed and the facilities and personnel provided by Scudder Weisel pursuant to this Agreement, the Fund will pay Scudder Weisel monthly in arrears a fee, calculated on each day during such month at the annual rate of 2.00% of the Fund's average daily net assets. For this purpose, average daily net assets will reflect the liability accrued (as set forth in paragraph 5(d) below) for the incentive fee payable to Scudder Weisel pursuant to paragraph 5(b) below. If Scudder Weisel shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated according to the proportion that such period bears to the full month and shall be payable upon the date of termination of this Agreement. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust, By-Laws and Registration Statement of the Fund, each as amended from time to time. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 5(a), the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when Scudder Weisel's compensation is payable pursuant to this paragraph, then Scudder Weisel's compensation payable with respect to such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 5(a).


            (b) Scudder Weisel will also be paid an incentive fee, determined as set forth in this paragraph 5(b). The amount of incentive fees paid to Scudder Weisel may not exceed the incentive fees accrued by the Fund. The amount accrued by the Fund for the incentive fee will be reduced in an amount equal to any incentive fee paid to Scudder Weisel. The incentive fee will equal 20% of the cumulative incentive fee base less the cumulative amount of incentive fees paid to Scudder Weisel in previous years. The cumulative incentive fee base is equal to the sum of the Fund's: (i) net realized capital gains; (ii) net investment income; and (iii) net unrealized appreciation of securities. No incentive fee will be paid with respect to the unrealized appreciation of private equity securities held in the Fund's portfolio, except that an incentive fee will be paid as a result of increases in values as a result of the payment of share dividends on any pay-in-kind ("PIK") preferred security held by the Fund. All amounts referred to in clauses (i) and (ii) are determined on a cumulative basis and, therefore, include amounts for all periods since the inception of the Fund. Amounts referred to in clause (iii) are determined as of the end of the calendar year for which the incentive fee calculation is being made. The cumulative incentive fee base is subject to adjustment as described in paragraph 5(c) below. The incentive fee payable (if any) will be from commencement of the Fund's operations through December 31, 2001, and subsequent incentive fees (if any) will be payable for each subsequent calendar year (and, if the Fund is liquidated during a calendar year, for the period from January 1 of that year to the date of liquidation). Scudder Weisel is under no obligation to repay any incentive fees previously paid by the Fund.


            (c) If, at the time the Fund completes any quarterly repurchase of its shares, 20% of the cumulative incentive fee base less the cumulative amount of incentive fees paid to Scudder Weisel in previous years is less than zero (the "Payable Cumulative Loss"), the absolute value of the Payable Cumulative Loss will be reduced in proportion to the percentage of shares repurchased for purposes of calculating the incentive fee, if any, actually payable to Scudder Weisel at the end of the year. Each time additional shares of the Fund are sold (other than upon the reinvestment of dividends and distributions), the Payable Cumulative Loss will be increased in proportion to the number of shares issued (but not to an amount larger than the Payable Cumulative Loss would be if no shares had previously been repurchased). All incentive fee computations will take into account the cumulative amount of adjustments previously made under this paragraph 5(c).

            (d) The Fund will accrue on each day its net asset value is calculated a liability for incentive fees payable pursuant to paragraph 5(b) above equal to 20% of the increase in the Fund's net assets from investment operations since the last calculation of the Fund's net asset value. If applicable, this liability will be reduced (but not below zero) on any such day by 20% of the net decrease in the Fund's net assets from investment operations since the last calculation of the Fund's net asset value. The increase or decrease in the Fund's net assets from investment operations with respect to any period is equal to the sum of the Fund's: (i) net realized capital gains or losses; (ii) net investment income or loss; and (iii) net change in unrealized appreciation or depreciation of securities for that day. The Fund's net assets will be reduced or increased by the amount of the change in the accrual each day. Notwithstanding anything to the contrary in this paragraph 5, no incentive fee will be accrued on any day unless the Fund has offset all prior net realized capital losses, net unrealized depreciation and net investment loss, subject to adjustment as set forth in next two sentences. If, at the time the Fund completes any quarterly repurchase of its shares, the sum of the Fund's cumulative realized losses, net investment losses and net unrealized depreciation exceeds the sum of the Fund's cumulative net realized capital gains, net unrealized appreciation and net investment income, then the amount of the excess (the "Accrual Cumulative Loss") will, for purposes of calculating the incentive fee accrual, be reduced in proportion to the percentage of shares repurchased. Each time additional shares of the Fund are sold (other than upon the reinvestment of dividends and distributions), the Accrual Cumulative Loss will be increased in proportion to the number of shares issued (but not to an amount larger than the Accrual Cumulative Loss would be if no shares had previously been repurchased). The computation of the incentive fee accrual takes into account the cumulative amount of adjustments previously made under this Cumulative Loss provision and, except as otherwise noted excludes the effect of any incentive fees previously accrued or paid.

      6. In executing transactions for the Fund and selecting brokers or dealers, Scudder Weisel (either directly or through an Investment Adviser) shall place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's Registration Statement and in accordance with applicable legal requirements. Without limiting the foregoing, Scudder Weisel (or the Investment Adviser) shall use its best efforts to obtain for the Fund the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Subject to the appropriate policies and procedures approved by the Fund's Board of Trustees, Scudder Weisel (or the Investment Adviser) may, to the extent authorized by Section 28(e) of the Securities and Exchange Act of 1934, cause the Fund to pay a broker or dealer that provides brokerage or research services to Scudder Weisel (or the Investment Adviser) an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Scudder Weisel (or the Investment Adviser) determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or Scudder Weisel's (or the Investment Adviser's) overall responsibilities to the Fund or its other advisory clients. To the extent authorized by said Section 28(e) and the Fund's Board of Trustees, Scudder Weisel (or the Investment Adviser) shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

      To the extent consistent with these standards, and in accordance with
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-(T) thereunder, and subject to any other applicable laws and regulations, Scudder Weisel (or the Investment Adviser) is further authorized to allocate the orders placed by it on behalf of the Fund to Scudder Weisel (or the

Investment Adviser) if it is registered as a broker or dealer with the SEC, to its affiliate that is registered as a broker or dealer with the SEC, or to such brokers and dealers that also provide research or statistical research and material, or other services to the Fund or Scudder Weisel (or Investment Adviser). Such allocation shall be in such amounts or proportions as Scudder Weisel (or the Investment Adviser) shall determine consistent with the above standards, and, upon request, Scudder Weisel (or the Investment Adviser) will report on said allocation regularly to the Fund's Board of Trustees indicating the broker-dealers to which such allocations have been made and the basis therefor.

      7. Scudder Weisel (or the Investment Adviser) will regularly report to the Fund's Board of Trustees on the investment program of the Fund and the issuers and securities generally represented in the Fund's portfolio, and will furnish the Fund's Board of Trustees such periodic and special reports as the Trustees may reasonably request.

      8. Scudder Weisel may, at its expense and subject to its supervision, engage one or more persons, including, but not limited to, subsidiaries and affiliated persons of Scudder Weisel, to render any or all of the investment advisory services that Scudder Weisel is obligated to render under this Agreement, including, subject to approval of the Fund's Board of Trustees, a person or persons to render investment advisory services including the provision of a continuous investment program and the determination of the composition of the securities and other assets of the Fund (each, an "Investment Adviser"). Shareholder approval of the appointment of an Investment Adviser by Scudder Weisel pursuant to this paragraph is required only to the extent required by applicable law, as may be modified by any exemptive order or other interpretation received from the SEC.

      9. Nothing herein shall be construed as prohibiting Scudder Weisel from providing investment management or advisory services to, or entering into investment management or advisory agreements with, other clients (including other registered investment companies), including clients which may from time to time purchase and/or sell securities of issuers in which the Fund invests, or from utilizing (in providing such services) information furnished to Scudder Weisel by advisors and consultants to the Fund and others (including Investment Advisers).

      10. Whenever the Fund and one or more other accounts or investment companies managed or advised by Scudder Weisel or an Investment Adviser have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures approved by the Fund's Board of Trustees and believed by Scudder Weisel or the Investment Adviser to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in accordance with procedures approved by the Fund's Board of Trustees and believed by Scudder Weisel or the Investment Adviser to be equitable. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Fund acknowledges that the persons employed by Scudder Weisel or an Investment Adviser to assist in the performance of Scudder Weisel's or the Investment Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Scudder Weisel or any affiliate of Scudder Weisel or an Investment Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      11. Scudder Weisel shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund's Board of Trustees from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed its agent.

      12. Scudder Weisel may rely on information reasonably believed by it to be accurate and reliable. Neither Scudder Weisel nor its officers, directors, employees or agents shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of Scudder Weisel in the performance of its duties or by reason of reckless disregard on the part of Scudder Weisel of its obligations and duties under this Agreement. Any person, even though also employed by Scudder Weisel, who may be or become an employee of the

Fund and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of Scudder Weisel.

      13. This Agreement shall remain in effect until the date which is two years from the day and date first written above, and shall continue in effect year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Trustees or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time without penalty, on 60 days' written notice, by the Fund's Board of Trustees, by vote of holders of a majority of the outstanding voting securities of the Fund, or by Scudder Weisel. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of Scudder Weisel's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of Scudder Weisel's business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice to the Fund or Scudder Weisel shall be deemed given when received by the addressee.

      14. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of: (i) the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of the members of the Fund's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the

Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

      15. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act.

      16. If, pursuant to authority provided in the Fund's Declaration of Trust, the Fund's Board of Trustees determines that it is in the best interests of the Fund and its shareholders to carry on all or part of the business of the Fund through one or more subsidiaries, the Board of Trustees may cause the substantive terms of this Agreement to apply to the management of any such subsidiary or subsidiaries.

      17. This Agreement is made by the Fund an executed on behalf of the Fund by an officer of the Fund, and the obligations created hereby are not binding on any of the Trustees, officers or shareholders of the Fund individually, but bind only the property of the Fund.

      18. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

      19. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      20. This Agreement supersedes all prior investment advisory, management, and/or administration agreements in effect between the Fund and Scudder Weisel.



        IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

        SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND



        By:


        ---------------------------------

        Title:



        SCUDDER WEISEL CAPITAL LLC



        By:


        ---------------------------------

        Title: